Exhibit 10.1

SEVERANCE AND EMPLOYMENT AGREEMENT

This Severance and Employment Agreement (this “Agreement”) is entered into as of March 30, 2011, by and between Nautilus, Inc., a Washington corporation (the “Company” or “Employer”), and William B. McMahon (“Employee”). In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Employee hereby agree as follows:

1.	Termination. The parties acknowledge that Employee’s employment with the Company is “at-will” and may be terminated by either party with or without cause. No one other than the President and Chief Executive Officer of the Company or the Board of Directors has the power to change the at-will character of the employment relationship. As discussed below, however, the various possible ways in which Employee’s employment with the Company may be terminated will determine the payments that may be due to Employee under this Agreement. As used in this Agreement, the following terms have the following meanings:

(a)	Cause. As used in this Agreement, Cause means (i) Employee’s indictment or conviction in a court of law for any crime or offense that in Employer’s reasonable judgment makes Employee unfit for continued employment, prevents Employee from performing Employee’s duties or other obligations or adversely affects the reputation of Employer; (ii) dishonesty by Employee related to his employment; (iii) violation of a key Employer policy or this Agreement by Employee (including, but not limited to, acts of harassment or discrimination, use of unlawful drugs or drunkenness on Employer’s premises during normal work hours); (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the President or other individuals(s) to whom Employee reports; (v) dereliction of duty by Employee (e.g., failure to perform minimum duties after warning) and reasonable opportunity to correct; (vi) Employee’s competition with Employer, diversion of any corporate opportunity or other similarly serious conflict of interest or self-dealing incurring to Employee’s direct or indirect benefit and Employer’s detriment; (vii) intentional or grossly negligent conduct by Employee that is significantly injurious to Employer or its affiliates; (viii) Employee’s failure to meet the minimum goals of his position if such are provided in writing to Employee, and as such goals may be amended from time to time; and (ix) Employee’s death or disability (i.e., Employee’s inability to perform the essential job functions of the position with or without a reasonable accommodation).

(b)	Good Reason. Good Reason shall mean a greater than 50 mile change in Employee’s primary place of employment (without the Employee’s consent), whether by Employer or any successor in interest to Employer. For purposes of this Agreement the primary place of employment is Vancouver, Washington. No event other than a greater than 50 mile change in the primary place of employment shall constitute “Good Reason” under this Agreement. Employee shall notify Company in writing of the existence of Good Reason within thirty (30) days after being informed of a change in the Employee’s primary place of employment; failure to do so shall constitute a waiver of the right to claim that such conduct constitutes “Good Reason” under this Agreement.

(c)	At-Will. At-will termination shall mean a termination by the Company where it does not seek to establish Cause or by Employee without Good Reason.

(d)

Notice of Termination. If the Company exercises its right to terminate Employee without Cause, it shall provide the Employee with 21 days’ prior written notice of the termination of his/her employment (Notice of Termination); provided however, that at the Company’s sole discretion, it may immediately relieve Employee from all duties and responsibilities during the Notice Period. After receiving Notice of Termination, the Employee must continue to perform all duties and responsibilities, unless such duties are removed. If the Company exercises its option to relieve Employee of duties after the Company has provided Notice of Termination, then the Company shall continue to provide Employee with the basic benefits generally applicable to the Company’s employees and base salary during the Notice Period. If Employee exercises his/her right to terminate their employment without Good Reason, the Employee agrees to provide the Company with 21 days’ prior written notice of the termination of employment (Notice of Termination). After receiving such Notice from the Employee, the Company retains the right to accept Employee’s resignation, and hence, terminate the employment relationship without the need for further payments, at an earlier date than provided in the Employee’s Notice of Termination.

2.	Severance Upon Termination.

(a)	Upon termination of Employee’s employment under this Agreement by the Company without Cause or by Employee for Good Reason (as defined hereunder), then, in lieu of any further salary, bonus, or other payments for periods subsequent to the Date of Termination, the Company shall pay to the Employee severance equal to 6 months base salary at the rate then in effect at the time of Notice of Termination. Such severance payment shall be made according to the Company’s normal payroll process spread out equally over the severance period. Company will also continue, at its cost, the current medical and dental coverage elected by the Employee as of the date of termination for the duration of the severance period. Employee will be required to sign up and elect COBRA benefits in order to be eligible for continued coverage under this Agreement. Violation of this Agreement or the Business Protection Agreement and/or failure to sign the Release and Waiver Agreement shall immediately relieve the Company from its payment obligation under this paragraph and entitle it to recover any amounts paid under this paragraph. This Section 2 shall be read in conjunction with Section 1(d), and entitles the Employee to a maximum of 6 months salary, benefits, or notice under this Agreement. Hence, if an employee is relieved of duties and receives payments or continued benefits during the Notice Period, then such pay shall count as severance for the purposes of determining the amount to be paid under 2(a) and shall count against the total period of continued benefits.

(b)	If the Company terminates the Employee’s employment during the term of this Agreement for Cause or if the Employee terminates his employment other than for Good Reason, then the Company shall have no further payment obligations to Employee.

(c)	Except as it relates to the receipt of severance and continued benefits (which shall be solely granted under the terms of this Agreement), this Agreement shall not affect any other payments due to Employee under applicable law as a result of the termination of his employment (such as payment of earned wages).

(d)	The severance amounts in Section 2(a) will immediately cease in the event that Employee becomes employed at any time during the severance period at a monthly base salary rate equal to or greater than the monthly base salary rate paid by the Company as of the date of termination. In the event the Employee is employed during that severance period at a monthly base salary rate less than the monthly base salary rate previously paid by the Company, Employee will be provided a maximum severance benefit in the amount of the difference between the 6 months average monthly annual base salary paid by the Company and the 6 months average monthly annual base salary paid, or to be paid, by the subsequent Employer over the severance period. In either event continued health care benefits will cease if Employee accepts employment during the severance period following termination with Company. Following termination by the Company and during the severance period, Employee will exercise reasonable efforts to seek, obtain, and accept comparable employment.

3.

Return of Documents. Employee understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to the Employee by Employer or used on Employer’s behalf, or generated or obtained during the course of his/her employment shall remain the property of Employer. Upon termination of this Agreement or at any other time upon the Company’s request, Employee agrees to return all documents and property belonging to the Company in his possession including, but not limited to, customer lists, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, Confidential Information, books, notes and all copies thereof, whether in written, electronic or other form. In addition, Employee shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company is in his/her possession, remain under his control, or have been transferred to any third person. Employee has executed a Business Protection Agreement which will continue in full force and effect in accordance with the terms thereof, and Employee understands that the benefits provided under this Agreement constitute further consideration for the obligations in the Business Protection Agreement.

4.	Release of Claims. As a precondition to receipt of the payments provided in Section l(d) or 2(a) of this Agreement, Employee acknowledges and understands that he/she must sign a Waiver and Release of Claims Agreement. Such Agreement shall be substantially similar to the Agreement attached as Exhibit A. Employee understands that he/she will not be entitled to receive any payments under this Agreement until he/she executes and delivers the Waiver and Release of Claims Agreement, and the revocation period set forth in the Waiver and Release of Claims Agreement has run.

5.	Assignment. This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Employee. Employee shall not assign this Agreement or any rights hereunder without the express written consent of Employer which may be withheld with or without reason. This Agreement will bind and benefit any successor of the Employer, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization.

6.	Notices. Any Notice of Termination or notice of Good Reason shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission, (ii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	Nautilus, Inc.
16400 SE Nautilus Drive
Vancouver, WA 98683
Attn: Deborah Marsh

with a copy to:	Garvey Schubert Barer
1191 Second Avenue, 18th Floor
Seattle, WA 98101-2939
Attn: Anne F. Preston

To Employee:	William B. McMahon

Employee shall be responsible for providing the Company with a current address. Either party may change its address, facsimile number and persons to be notified for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

7.	Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

8.	Entire Agreement. This Agreement, along with the Business Protection Agreement and the Release attached as Exhibit A, sets forth the entire agreement of the parties hereto as to the matters addressed herein and supersedes any and all prior agreements and understandings concerning Employee’s severance or payments due upon termination of employment. This Agreement may be changed only by a written document signed by Employee and the Company.

9.	Governing Law/Jurisdiction/Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County, Washington (USA) or the United States District Court for the Western District of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.

10.	Employment Guidelines. Employee understands that while not constituting a contract, the Employer sets certain policies and standards that it expects employees to comply with as part of general expectations of employee behavior. Employee agrees to abide by any general employment guidelines or policies adopted by the Company such as those detailed in an employee handbook, as such guidelines may be implemented and amended from time to time.

11.	Acknowledgment. The Employee acknowledges that he/she has read and understands this Agreement, that he/she has consulted with an attorney regarding the terms and conditions hereof, and that he/she accepts and signs this Agreement as his/her own free act and in full and complete understanding of its present and future legal effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYER:

NAUTILUS, INC.

By:	/s/ Edward Bramson
Signature
Print/Type Name: Edward Bramson
Title: Chief Executive Officer
Dated: March 30, 2011.

EMPLOYEE:

/s/ William McMahon
Signature
Print/Type Name: William McMahon
Dated: March 28, 2011.